Exhibit 10.9

SECURITY AGREEMENT

October 15, 2008

PQH WIRELESS, INC., a Nebraska corporation (“Grantor”), for valuable consideration hereby grants to ________________ (“Secured Party”), a security interest in the following property at the locations identified in Schedule 1 and any and all additions, accessions and substitutions thereto or therefore and all proceeds therefrom (the “Collateral”): (a) all of Grantor’s goods, including but not limited to, equipment, furniture, fixtures and inventory; and (b) all accounts, chattel paper, instruments, investment properties, cash proceeds, commercial tort claims, deposit accounts, encumbrances, letter of credit rights, letters of credit, documents, leases, money, software and general intangibles. For clarity, the Collateral does not include any property held at locations other than those identified in Schedule 1.

The security interest hereby granted is to secure payment of the indebtedness evidenced by a promissory note of even date herewith payable by Western Capital Resources, Inc., a Minnesota corporation, 2201 West Broadway, Suite 1, Council Bluffs, Iowa 51501 (“WCR”), to Secured Party, or order, in principal amount of $__________, and any and all extensions or renewals of said note.

GRANTOR SHALL BE IN DEFAULT under this agreement upon the happening of any of the following events or conditions:

(a) default in the payment or performance of any obligation, covenant or liability contained or referred to herein or in any note evidencing the same and the continuation of such default for ten (10) days following written notice to Grantor c/o WCR from Secured Party; and

(b) any warranty, representation or statement made or furnished to Secured Party by or on behalf of Grantor proves to have been false in any material respect when made or furnished.

UPON SUCH DEFAULT and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a secured party under the Nebraska Uniform Commercial Code. Secured Party will give Grantor c/o WCR reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to Grantor c/o WCR at the address of WCR shown at the second paragraph of this agreement at least ten days before the time of the sale or disposition. Secured Party may purchase the Collateral at such sale. The proceeds of the sale shall be applied first to pay the expenses of conducting such sale, including reasonable legal fees incurred in connection therewith, and then to pay any sums due from WCR to Secured Party under the promissory note. Any surplus then remaining shall be paid to Grantor. Upon payment in full of the promissory note, Secured Party shall terminate all security interests held by Secured Party in connection with such promissory note. So long as Grantor is not in default under this security agreement and WCR is not in default in the payment obligations of the promissory note, Grantor shall exercise and enjoy all the rights accruing from the ownership of the Collateral.

No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion.

All rights of Secured Party hereunder shall inure to the benefit of his heirs, legal representatives, successor and assigns; and all promises and duties of Grantor shall bind its legal representatives, successors and assigns.

Grantor:

PQH WIRELESS, INC.,
a Nebraska corporation

By:
JOHN QUANDAHL
President

SCHEDULE 1

1.	3039 Prospect Ave., Kansas City, Missouri 64128

2.	7445 Prospect Ave., Kansas City, Missouri 64132

3.	7559 State Ave., Kansas City, Missouri 66112

4.	2910 S. 24th Street, Omaha, Nebraska 68108

5.	7400 Dodge Street, Omaha, Nebraska 68114

6.	210 W. 23rd Street, Fremont, Nebraska 68025

7.	11705 Perrin Beitel Rd., San Antonio, Texas 78217

8.	5252 Fredricksburg Rd., San Antonio, Texas 78229

9.	7870 Culebra Rd., Suite # 24, San Antonio, Texas 78251